Exhibit 10.9

[DATE]

[Executive Name]
[Executive Home Address]

Re: Severance Benefits

Dear [first name],

This letter will memorialize the severance payments and benefits to which you will be entitled if your employment with Catalent Pharma Solutions, LLC (the “Company”) ceases under specified circumstances. This letter is effective as of [DATE][, the date of your [promotion][commencement of employment]].

Specifically, if you separate from employment with the Company because (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), (ii) you die or become Disabled (as defined below), or (iii) you resign from your position with the Company for Good Reason (as defined and in accordance with the terms and conditions set forth below), you will receive the following severance payments and benefits on account of such separation (subject to applicable withholdings and deductions[, as well as the terms and conditions of payment provided below]):

(a) A severance payment equal to the sum of your annual base salary and target annual cash bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; provided, however, in the event you are involuntarily terminated by the Company for a reason other than Cause or you resign from your position with the Company for Good Reason during the period commencing on the date of the consummation of a Change in Control (as defined below) and ending on the date that is eighteen (18) months following the consummation of such Change in Control, the severance payment shall be equal to [two (2)] [one-and-a-half (1.5)][one (1)] times the sum of your annual base salary and target annual cash bonus, payable in equal installments over the Severance Period; and

(b) If you elect COBRA continuation coverage, you will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earliest to occur of (x) the expiration of the Severance Period, (y) the date you are or become eligible for coverage under group health plan(s) of any other employer, and (z) the date you are no longer eligible for COBRA continuation coverage. Such continued coverage shall run concurrently with any available COBRA coverage. Notwithstanding anything to the contrary in the foregoing, if the Company determines, in its reasonable judgment, that providing group health benefits in accordance with the preceding provisions of this paragraph would result in a violation of applicable law, the imposition of any penalty under applicable law, or adverse tax consequences for any participant covered by the Company’s group health benefits plans, the Company may terminate such coverage (or reimbursement) and instead pay you taxable cash payments at the same time and in the same amounts as you would be required to pay as premiums to obtain such coverage.

Exhibit 10.9

These severance payments and benefits are conditioned on you signing and not revoking the Company’s standard form of release of claims used with Company executives generally (the “Release”) within sixty days of your termination of employment. The first such payment shall begin on the first payroll date following the date you have executed and returned the Release and such Release is no longer subject to revocation; provided further that, if required to avoid additional taxes or penalties under Section 409A of the Internal Revenue Code (the “Code”) and the rules and regulations thereunder (collectively, “Section 409A”), if the period to return the Release begins in one taxable year and ends in a subsequent taxable year, payment will not commence until the subsequent taxable year, and in all cases the first such payment shall include any amount that would otherwise have been paid between the date of your termination of employment and the first such payment

In addition, your entitlement to the severance payments and benefits are conditioned on your compliance with (a) the non-competition and non-solicitation provisions in each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee and (b) the confidentiality obligations imposed on you by our Standards of Business Conduct and each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee. You acknowledge that neither your employment nor any termination of employment has created or will create any entitlement to these severance payments and benefits other than as set forth in this letter.

For purposes of this letter, the following terms shall have the following meanings:
•“Cause” means: (i) your willful failure to perform your duties, which failure is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime (A) involving moral turpitude and (B) demonstrably injurious to the Company or its subsidiaries or affiliates; (iii) your willful malfeasance or misconduct that is demonstrably injurious to the Company or its subsidiaries or affiliates; or (iv) material breach by you of any non-competition, non-solicitation or confidentiality obligation in any agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.
•“Change in Control” has the meaning set forth in the Catalent, Inc. 2018 Omnibus Incentive Plan, as may be amended or modified from time to time (or any successor plan) (provided, however, that, if required to avoid additional taxes under Section 409A, in order to be a Change in Control, the transaction must also be a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” under Section 409A).
•“Disabled” means you become permanently disabled and as a consequence become entitled to receive benefits under the Company's then-current long-term disability insurance program (provided, however, that, if required to avoid additional taxes under Section 409A, you must also be considered “disabled” under Section 409A).
•“Good Reason” means, without your consent: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down, or assignment of duties materially inconsistent with your position; (ii) a material reduction in your base salary; (iii) failure of the Company to pay you compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in your offer letter, or any subsequent increase thereof; or (v) you are required to move your principal business location more than fifty (50) miles; in each case, provided that (A) you have given written notice to the Company (which such notice shall describe in reasonable detail the conduct you believe constitutes Good Reason) within sixty (60) days following the occurrence of the event(s) that constitute Good Reason, (B) the Company shall have thirty (30) days to cure such events, and (C) to the extent the Company fails to cure such event within the thirty (30) day cure period, you terminate employment within thirty (30) days after the end of such cure period.

Exhibit 10.9

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreement(s) and the related equity documents set forth the consequences of your termination of employment on such equity rights.

The Company makes no representation regarding the tax implications of the compensation and benefits paid to you hereunder, including, without limitation, the implications under Section 409A. It is intended that this letter and the payments and benefits hereunder will either comply with or be exempt from Section 409A to the extent applicable, and the letter shall be interpreted on a basis consistent with such intent. Notwithstanding anything to the contrary in the foregoing, you are solely responsible for, and neither the Company nor any of its subsidiaries or affiliates shall have any liability for, any additional tax, interest, or penalty that may be imposed on you under Section 409A. Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payment hereunder that constitutes “deferred compensation” subject to Section 409A shall, to the extent required to avoid additional taxes under Section 409A, be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes hereof, (A) with respect to payments of any amount that is considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall refer to a “separation from service” within the meaning of Section 409A and (B) your right to receive any installment payment will be treated as a right to receive a series of separate and distinct payments.

Notwithstanding anything herein to the contrary, if the payments and benefits to be provided to you by the Company (or its subsidiaries or affiliates), whether or not provided hereunder, either alone or together with any other payment or benefit you have a right to receive, would constitute a “parachute payment” under Section 280G of the Code and but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such payment or benefit to be provided by the Company (or its subsidiaries or affiliates) shall equal either (i) the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the Excise Tax (the “Reduced Amount”) or (ii) the full amount of all such payments and benefits, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the payments and benefits, notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax. If a reduction in payments and benefits constituting “parachute payments” is necessary so that the payments and benefits equal the Reduced Amount, the reduction of such payments and/or benefits, if applicable, shall be made as follows, in each case with payments and benefits with a higher “parachute payment” value for purposes of section 280G reduced before payments with a lower value: (i) reduction of payments hereunder, (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other cash payments. No such reduction shall be made if and to the extent it would result in additional taxes under Section 409A. Any such determination shall be made by a nationally accredited accounting firm chosen by the Company (with the fees and expenses of such firm to be borne by the Company). The determination of the accounting firm shall be binding upon the Company and you.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you may have with the Company or any of its subsidiaries or affiliates (including any predecessor entity) regarding your eligibility for severance payments and benefits.

This letter will be subject to the internal substantive laws, and not the choice of law rules, of the State of New Jersey.

Exhibit 10.9
Please sign below your agreement to the terms of this letter. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Notice under this agreement may be sent to you at any then-current personal physical or email address of yours on file with the Company, and notice to us to attention of the CEO at the Company’s principal address.

If you have any question regarding these severance payments and benefits, please feel free to contact me.

Sincerely yours,

_______________________________
Lisa Evoli
Senior VP & Chief HR Officer

By signing below, I hereby agree to the terms and conditions of this letter.

_______________________ _______________________
[Executive Name] Date